From: Chris Wesser <cwesser@spindle.com>
Date: Thursday, March 21, 2019 at 11:32 AM
To: Ron McIntyre <rsm1636@telus.net>, Jack Scott <jscott@spindle.com>
Subject: Re: Resignation

Ron, I just want to clarify that your resignation does not come as a result of any disagreement with management or the Board of Directors.

Chris Wesser | President & Director
Spindle, Inc. | www.spindle.com
(516) 659-8560

From: Ron McIntyre <rsm1636@telus.net>
Sent: Thursday, March 21, 2019 4:26:37 PM
To: Jack Scott; Chris Wesser
Subject: Resignation

To the Directors of Spindle, Inc.

Effective immediately, I hereby resign as director of Spindle, Inc.

Regards,

Ron
604 726-0640